UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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FOREST LABORATORIES, INC.
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Introductory Note
     On August 15, 2011, Forest Laboratories, Inc. (“Forest” or the “Company”) sent an open letter to shareholders recommending that Forest shareholders vote the WHITE proxy card for all ten Forest nominees at its 2011 Annual Meeting on August 18, 2011. The letter refers to the Company having reached an agreement with plaintiffs who were seeking to enjoin the annual meeting. More detail is below. The summary of the litigation is qualified in its entirety by reference to the text of the full complaint, which is attached as Annex A.
     Agreement in John Hawley Trust v. Solomon, et al. Litigation
     The John Hawley Trust, by its Trustee John Hawley, commenced shareholder class and derivative litigation purportedly on behalf of Forest Laboratories, Inc. (“Forest” or the “Company”) in the Supreme Court of the State of New York, County of New York (the “Action”) on August 3, 2011. The Action is captioned John Hawley Trust v. Solomon, et al., Index No. 652154/2011. The complaint, which is attached hereto as Annex A, names as defendants Howard Solomon, Nesli Basgoz, William J. Candee III, George S. Cohan, Dan L. Goldwasser, Kenneth E. Goodman, Lawrence S. Olanoff, Lester B. Salans, and Peter J. Zimetbaum, as well as the Company as a nominal defendant. The complaint’s factual allegations concern Forest’s decision to support its CEO, Howard Solomon, in connection with a potential exclusion action that was considered by the Office of the Inspector General for the Department of Health and Human Services (“HHS-OIG”) (consideration of which was subsequently dropped by the HHS-OIG on August 5, 2011); the 10-person slate proposed for election at the annual meeting and actions related thereto; and the Company’s director and executive compensation programs. The complaint alleges that Forest’s directors breached their fiduciary duties to the Company and its shareholders in connection with these actions and related proxy statement disclosures. In connection with these claims, the complaint sought both monetary damages and an order enjoining the August 18, 2011 annual meeting pending correction of the alleged disclosure deficiencies. On August 4, 2011, the Court granted plaintiff’s application for an order to show cause why the Court should not preliminarily enjoin Forest’s annual meeting and set a hearing for August 9, 2011. On August 5, 2011, however, the parties reached an agreement by which Forest, partially in response to the filing of the Action, agreed to make certain additional disclosures related to the subject matter of plaintiff’s action and, in exchange, the plaintiff agreed to withdraw its request for preliminary injunctive relief, which it did by letter to the Court on August 8, 2011. Although the plaintiff no longer seeks to enjoin the annual meeting, the claims remain pending. The defendants believe the case is without merit and intend to defend themselves vigorously.
Supplemental Disclosure re: Recommendation that Shareholders Vote the WHITE Proxy Card For All Ten Forest Nominees
From June 13, 2011 through July 15, 2011, the Forest board undertook an in-depth process to consider whether to recommend new candidates for the Forest board, culminating with the unanimous decision of the board, taken at its meeting of July 15, to expand the board to ten members and propose three new directors (in addition to seven current directors) to Forest stockholders. This deliberative process included multiple meetings of the full Board, separate meetings of the Nominating and Governance Committee, consideration of over 40 possible director candidates and meetings and interviews with selected candidates, with input and advice from Heidrick & Struggles, a leading executive search and recruiting firm, and other advisors.
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Annex A — Complaint

SUPREME COURT OF STATE OF NEW YORK COUNTY OF NEW YORK

JOHN HAWLEY TRUST, by JOHN M. HAWLEY, JR., TRUSTEE, On Behalf of Itself and All Others Similarly Situated and Derivatively on Behalf of Nominal Defendant FOREST LABORATORIES, INC.,

Plaintiff,

v.	Index No. 652154/11

HOWARD SOLOMON, NESLI BASGOZ, WILLIAM J. CANDEE, III, GEORGE S. COHAN, DAN L. GOLDWASSER, KENNETH E. GOODMAN, LAWRENCE S. OLANOFF, LESTER B. SALANS, PETER J. ZIMETBAUM,

JURY TRIAL DEMANDED

Defendants,

and

FOREST LABORATORIES, INC.,	THIS DOCUMENT HAS BEEN E-FILED AS DOCUMENT NO. 1

Nominal Defendant.
VERIFIED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT
     Plaintiff John Hawley Trust (“Plaintiff”), by and through its attorneys, submits this Verified Shareholder Class and Derivative Complaint against the defendants named herein.
INTRODUCTION
     1. This is a shareholder action brought by Plaintiff individually on behalf of itself and other similarly situated stockholders and derivatively on behalf of Nominal Defendant Forest Laboratories, Inc. (“Forest Laboratories” or the “Company”), seeking to remedy the Individual Defendants’ (defined herein) breaches of fiduciary duties, waste of corporate assets, unjust enrichment, and other violations of law. For reasons that defy all standards of reasonable and prudent conduct by fiduciaries, the Individual Defendants have taken actions to entrench the Company’s current Chief Executive Officer (“CEO”) Howard Solomon (“H. Solomon”), putting the Company’s future financial health at severe risk and depriving Company shareholders of a properly informed choice when electing directors at the Company’s annual stockholders’ meeting, which is scheduled (as of the date of the filing of this action) for August 18, 2011 (the “Annual Meeting”).
     2. By way of a letter dated April 8, 2011, the Department of Health and Human Services, Office of the Inspector General (“HHS-OIG”) threatened to ban H. Solomon, and by extension Forest Laboratories, from conducting business with government sponsored health care programs, such as Medicare and Medicaid, if H. Solomon did not resign from his positions as CEO and Chairman of the Company’s Board of Directors (the “Board”). The government levied this sanction on the heels of the March 2, 2011 criminal sentencing of Forest Pharmaceuticals Inc. (“Forest Pharmaceuticals”), a wholly-owned subsidiary of the Company, on charges related to its: (1) obstruction of a Food and Drug Administration (“FDA”) regulatory inspection; (2) unlawful distribution of Levothroid, a hypothyroid drug for which the Company did not receive FDA approval prior to distribution; and (3) illegal “off-label” marketing of the Company’s anti-depressant drug Celexa. Upon the sentencing, the United States District Court for the District of Massachusetts ordered the Company to pay $150 million in criminal fines and to forfeit assets totaling $14 million to resolve the government’s claims against it.
     3. This sentencing was the final component of a larger $313 million resolution of criminal and civil allegations against the Company and its subsidiary challenging the Company’s illegal distribution and marketing practices, which have proven severely detrimental to the Company, its shareholders, and individual consumers harmed by Forest Laboratories’ products.

In addition to the fines and forfeitures ordered by the Massachusetts district court, Forest Laboratories entered into a civil settlement with the United States government to resolve False Claims Act charges regarding its sales of anti-depressant drugs Celexa and Lexapro. Pursuant to the terms of the settlement, the Company agreed to repay more than $149 million to the federal and state governments.
     4. Tony West, Assistant Attorney General for the Department of Justice, Civil Division, noted that “the court’s stiff sentence demonstrates, not only is such conduct unacceptable, taxpayers should not foot the bill for practices that violate the law.” Similarly commenting on Forest Laboratories’ criminal conduct, Carmen Ortiz, United States Attorney for the District of Massachusetts, explained: “Both the criminal and civil cases were predicated upon the fact that Forest Pharmaceuticals made a calculated decision to place a higher priority on increasing corporate sales than on complying with the basic, legal requirements that Congress and the FDA created to protect the American public.” See March 2, 2011 Press Release by the U.S. Department of Justice, “Forest Pharmaceuticals Sentenced to Pay $164 Million for Criminal Violations.”
     5. Weeks later, the HHS-OIG sought to hold H. Solomon, the Company’s top executive officer and director, responsible for the Company’s misconduct, by essentially demanding the 83 year-old executive’s resignation, under threat of banning him, and by extension Forest Laboratories, from participating in any additional government programs.
     6. H. Solomon protested, and rather than developing a reasonable solution to the matter, the Board has unreasonably and imprudently confirmed their unwavering support for H. Solomon. Such support is unwarranted considering the fact that over the past seven years the Company’s stock price has halved, largely in response to numerous allegations by government entities of illegal sales and marketing practices, all of which occurred on H. Solomon’s watch. And while the Company maintains that HHS-OIG has not demonstrated H. Solomon’s direct involvement with the illegal practices that led to the $164 million criminal sanction, it has failed to disclose any facts concerning the HHS-OIG debarment proceedings, other than the original April 8, 2011 correspondence notifying the Company of the HHS-OIG’s intention to seek H. Solomon’s exclusion.
     7. Unsurprisingly, an overwhelming majority of the Board, which has now committed significant Company funds and resources to protecting H. Solomon’s seat at the head of the Company, has held their Board positions throughout the Company’s decline over the past seven years and for many years before. To make matters worse, despite the Company’s faltering performance and its shareholders’ shrinking equity over that time, these individuals have thoroughly abandoned their fiduciary duties and unjustly rewarded H. Solomon for his mismanagement of the Company. Indeed, H. Solomon’s compensation increases have been inversely proportional to the Company’s share price, a feat made possible through the Individual Defendants’ blatant manipulation of the Company’s compensation policies, which have conveniently shifted from using objective measures of the Company’s short-term performance to more “subjective” evaluations of H. Solomon’s execution on long-term strategies.
     8. In recent weeks, the Individual Defendants have compounded their misconduct in a further effort to entrench themselves and H. Solomon at the Company’s helm in the face of a proxy challenge by shareholder activist Carl Icahn (“Icahn”). Noting the nearly unprecedented nature of the HHS-OIG’s demand for H. Solomon’s resignation and the immensely devastating harm the Company would face in the event of his non-compliance, Icahn has launched a proxy contest against the incumbent Board, nominating a slate of four new directors to help correct the Company’s wayward course.
     9. Acting with great haste to institute defensive measures to Icahn’s challenge, the Board has misled shareholders through proxy filings that omit information material to Plaintiff’s and other shareholders’ informed decisions regarding their annual vote for directors. For example, on July 8, 2011, the Individual Defendants caused the Company to file a preliminary proxy statement recommending the re-election of the nine incumbent Board members. Only ten days later, on July 18, 2011, after it became apparent that Icahn would not agree to any middle-ground proposals designed to maintain the Company’s status-quo, the Individual Defendants caused the Company to file a proxy statement recommending the expansion of the Board to ten members, while taking other action to ensure that a majority of the Individual Defendants will maintain control over the Board.
     10. The proxy materials are materially false and misleading in several respects, leaving shareholders either uniformed or misinformed as to: (1) the Board’s adherence to the Company’s by-laws regarding its decision to expand the Board; (2) the Board’s purportedly “rigorous, comprehensive and thorough” process through which the Board identified new nominees for Board positions; (3) the Board’s negotiations and discussions with Icahn; (4) the bases for HHS-OIG’s decision to seek H. Solomon’s exclusion; (5) the Board’s representations concerning the operational performance metrics it purportedly uses to determine H. Solomon’s annual compensation; and (6) the qualifications of H. Solomon and his former Chief Operating Officer (“COO”), Defendant Lawrence S. Olanoff (“Olanoff), to continue to serve as directors.
     11. Immediate action must be taken to enjoin the Annual Meeting, before shareholders are forced to vote for directors based upon misleading and incomplete disclosures by the Board concerning how and why they nominated the current slate of director nominees and, in the specific case of H. Solomon, whether he remains qualified to serve on the Board. Accordingly, through this action, which Plaintiff brings on behalf itself and all other similarly situated shareholders, Plaintiff seeks injunctive relief barring the Board and Company from holding the Annual Meeting until the shareholder class receives complete, truthful, and accurate disclosures.
PARTIES
     12. Plaintiff, John Hawley Trust, is a shareholder of Forest Laboratories common stock, was a shareholder of Forest Laboratories at the time of the wrongdoing alleged herein, and has been a shareholder of Forest Laboratories continuously since that time.
     13. Nominal Defendant Forest Laboratories is a Delaware corporation headquartered in New York, New York. According to its public filings, Forest Laboratories develops, manufactures, and sells “branded forms of ethical drug products most of which require a physician’s prescription.”
     14. Defendant H. Solomon is CEO and Chairman of the Board, having served in those capacities since 1977. H. Solomon began serving on the Board in 1964. H. Solomon is currently 83 years old.
     15. Defendant William J. Candee, III (“Candee”) has served as director of the Company since 1959. Candee serves as Chairman of the Board’s Nominating and Governance Committee and also serves on the Board’s Compensation Committee and Audit Committee. Candee is currently 84 years old.

     16. Defendant George S. Cohan (“Cohan”) has served as a director of the Company since 1977. Cohan serves as a member of the Board’s Compensation Committee and Nominating and Governance Committee. Cohan is currently 87 years old.
     17. Defendant Dan L. Goldwasser (“Goldwasser”) has served as a director of the Company since 1977. Goldwasser serves as Chairman of the Board’s Compensation Committee and as a member of the Nominating and Governance Committee and Audit Committee. Goldwasser is currently 71 years old.
     18. Defendant Lester B. Salans (“Salans”) has served as a director of the Company since 1998. Salans serves as a member of the Board’s Compensation Committee, Nominating and Governance Committee, and Audit Committee. Salans is currently 75 years old.
     19. Defendant Lawrence S. Olanoff (“Olanoff”) has served as a director of the Company since 2006. From 2006 to 2010, Olanoff served as the Company’s President and COO, having resigned effected December 31, 2010 from those posts. The Company has not named a replacement for Mr. Olanoff, who still provides consulting services to the Company. Olanoff is currently 59 years old.
     20. Defendant Kenneth E. Goodman (“Goodman”) has served as a director of the Company since 1998. Goodman previously served as Company President and COO from 1998 to 2006, before Defendant Olanoff succeeded to his position. Goodman is currently 63 years old.
     21. Defendant Nesli Basgoz (“Basgoz”) has served as a director of the Company since 2006. Basgoz is currently 53 years old.
     22. Defendant Peter J. Zimetbaum (“Zimetbaum”) has served as a director of the Company since 2009. Zimetbaum is currently 47 years old.

     23. Defendants H. Solomon, Candee, Cohan, Goldwasser, Salans, Olanoff, Goodman, Basgoz, and Zimetbaum are referred to collectively herein as the “Individual Defendants.”
CLASS ACTION ALLEGATIONS
     24. Plaintiff brings certain claims in this action on his own behalf and as a class action on behalf of all stockholders of record as of the close of business on June 24, 2011, which represents the record date for the Annual Meeting (the “Class”). Excluded from the Class are the Individual Defendants and any person, firm, trust, corporation, or other entity related to, or affiliated with, any Individual Defendant.
     25. This action is properly maintainable as a class action.
     26. The Class is so numerous that joinder of all members is impracticable. As of June 24, 2011, there were 276,457,485 shares of outstanding Company stock and only five individuals and/or entities that are beneficial owners of more than 5% of the outstanding common stock. Upon information and belief, there are hundreds, if not thousands, of members of the Class.
     27. There are questions of law and fact which are common to the Class, including but not limited to:
(a)	whether the proxy materials the Individual Defendants caused the Company to file contained false or misleading statements of material fact;

(b)	whether the proxy materials the Individual Defendants caused the Company to file contained omissions of material facts;

(c)	whether each member of the Class is entitled to accurate and complete disclosures concerning the qualifications for the nominees identified in the Company’s proxy materials, including information on the HHS-OIG’s debarment proceedings against H. Solomon and whether the allegations or assertions made by HHS-OIG in those proceedings affect H. Solomon’s qualifications to serve as a director;

(d)	whether each member of the Class is entitled to accurate and complete disclosures concerning the Board’s negotiations and discussions with Icahn;

(e)	whether each member of the Class is entitled to accurate and complete disclosures regarding the Board’s deliberative process concerning its decision to increase the size of the Board from nine to ten members; and

(f)	whether each member of the Class is entitled to injunctive relief, preventing the Company from holding a vote for directors until the Individual Defendants correct the material omissions and affirmative misrepresentations identified herein.
     28. Plaintiff’s claims are typical of the claims of the other members of the Class, and Plaintiff does not have any interests antagonistic to the interests of the other Class members.
     29. Plaintiff is an adequate representative of the Class and has retained competent and experienced counsel in litigation of this nature that will fairly and adequately protect the interests of the Class.
     30. The prosecution of separate actions by the individual members of the Class would create a risk of inconsistent or varying adjudications with respect to the individual Class members that would establish incompatible standards of conduct for the Individual Defendants.
     31. The Individual Defendants have acted or refused to act on grounds that apply generally to the Class, such that final injunctive relief and/or corresponding declaratory relief is appropriate respecting the Class as a whole.
     32. The questions of law and fact common to the members of the Class predominate over any questions affecting only its individual members, such that a class action is superior to any other available method for fairly and efficiently adjudicating the controversy.
DEFENDANTS’ FIDUCIARY DUTIES
     33. By reason of their positions as officers and/or directors of the Company and because of their ability to control the business and corporate affairs of the Company, the Individual Defendants owe the Company and its shareholders the fiduciary obligations of good faith, loyalty, and candor, and are required to use their utmost ability to control and manage the Company in a fair, just, honest, and equitable manner. The Individual Defendants are required to act in furtherance of the best interests of the Company and its shareholders so as to benefit all shareholders equally and not in furtherance of their personal interests or benefit. Each director and officer of the Company owes to the Company and its shareholders the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, and the highest obligations of fair dealing.
     34. To discharge their duties, the officers and directors of the Company are required to exercise reasonable and prudent supervision over the management, policies, practices, and controls of the Company. By virtue of such duties, the Individual Defendants are required to, among other things:
(1)	exercise good faith to ensure that the affairs of the Company are conducted in an efficient, businesslike manner so as to make it possible to provide the highest quality performance of its business;

(2)	exercise good faith to ensure that the Company is operated in a diligent, honest, and prudent manner and complies with all applicable federal and state laws, rules, regulations, and requirements, and all contractual obligations, including acting only within the scope of its legal authority;

(3)	refrain from wasting the Company’s assets;

(4)	refrain from unduly benefiting themselves and other Company insiders at the expense of the Company; and

(5)	properly disclose to the Company’s shareholders all material information regarding the Company, as required by applicable state and federal laws and/or their relevant duties.
     35. In addition, each Individual Defendant, as an officer and/or director of the Company, is bound by the Company’s Code of Business Ethics and Conduct, which prohibits officers and directors from acting under a “conflict of interest.” Noting that many such conflicts are not always “clear cut,” the Code of Business Ethics and Conduct explains:
A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also include, but are not limited to, situations where an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.
     36. Similarly, the Company’s Corporate Governance Guidelines provide: “Directors must disclose to other Directors any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.”
     37. Defendants Candee, Cohan, Goldwasser, and Salans, as members of the Nominating and Governance Committee, are charged by the Committee’s charter with the responsibility of overseeing the composition and size of the Board, and must exercise their authority “in accordance with the Corporate Governance Guidelines,” including the Guidelines’ provisions on avoiding conflicts of interest.
     38. Defendants Candee, Cohan, Goldwasser, and Salans, as members of the Compensation Committee, also have the following authorities and responsibilities:
• The Compensation Committee shall review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s and COO’s performance in light of those goals and objectives, and determine and approve the CEO’s and COO’s compensation level based on this evaluation.
• In determining the long-term incentive component of senior executive compensation, the Compensation Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to senior executives at comparable companies, and the awards given to the Company’s senior executives in past years.

FACTUAL ALLEGATIONS
     39. In many ways, the first three months of 2004 represented a high water mark for Forest Laboratories. Propelled by sales of its anti-depressant drugs Celexa and Lexapro, the Company’s stock traded at its all-time high, reaching as high as $77.28 per share on March 5, 2004. Since that time, however, the Company’s profitability and stock price have significantly declined due in large part to numerous costly civil and criminal actions challenging the Company’s distribution and off-label marketing practices and inadequate market disclosures.
     40. On February 13, 2009, the U.S. Department of Justice filed a lawsuit against the Company and Forest Pharmaceuticals captioned U.S. v. Forest Laboratories, Inc., No. 03-10395-NMG (D. Mass.), intervening in two whistleblower actions filed under seal several years earlier and challenging, among other things, the Company’s off-label promotional practices for Celexa and Lexapro. The government similarly pursued criminal charges against the Company and its subsidiary regarding these practices, also claiming that Forest Pharmaceuticals obstructed an FDA regulatory investigation and distributed Levothroid, a hyperthyroid drug for which the Company did not receive FDA approval, in violation of specific mandates by the FDA.
     41. In September 2010, Forest Laboratories and Forest Pharmaceuticals reached an agreement to resolve certain criminal and civil claims against the Company, including claims at issue in a Massachusetts District Court criminal action. Through the resolution, the Company agreed to pay $313 million in fines, forfeitures, and penalties to the federal and certain state governments. In addition, Forest Pharmaceuticals agreed to enter a guilty plea in the criminal action. On March 2, 2011, U.S. District Court Judge Nancy Gertner sentenced the guilty subsidiary, imposing $164 million in sanctions negotiated as part of the settlement.

     42. By March 2, 2011, the Company’s stock was worth only $32.03 per share, less than half what it was worth during the early months of 2004, before the Company’s illegal practices came to light.
     43. Despite the Individual Defendants’ best efforts to sweep their past legal compliance issues and questionable conduct under the rug, the HHS-OIG was not prepared to let H. Solomon off the hook for the illegal actions his Company committed. In a letter to H. Solomon and the Company dated April 8, 2011, the HHS-OIG threatened to ban H. Solomon, and by extension the Company, from conducting business with the government if H. Solomon refused to step down from his positions as Chairman and CEO of the Company.
     44. The Company responded publicly the day after it purports to have received the HHS-OIG correspondence in a press release that disclosed the “entire” Board’s unwavering commitment to have the Company defend H. Solomon against the HHS-OIG’s debarment action and to commit additional resources to proactively seek an injunction of the proceedings:
NEW YORK, Apr 13, 2011 (BUSINESS WIRE)--
Forest Laboratories, Inc. (NYSE: FRX) today announced that Howard Solomon, Chairman, Chief Executive Officer and President, will challenge a potential action by the Office of the Inspector General, Department of Health and Human Services (HHS-OIG), to exclude him from participation in federal healthcare programs. Mr. Solomon was notified yesterday of the potential action in a letter from HHS-OIG.
The potential action emanates from matters that were settled by Forest in 2010 with no finding of knowledge or wrongdoing by Mr. Solomon. The only basis given in the letter notifying Mr. Solomon of the potential action is that he is “associated with” Forest. The letter gives Mr. Solomon 30 days to respond and say why he should not be excluded. Should HHS-OIG determine after that that Mr. Solomon be excluded, unless the effectiveness of such exclusion is enjoined by a court, Mr. Solomon would be required to step down from his present executive positions. Mr. Solomon plans to commence immediate litigation to prevent such exclusion from taking effect if HHS-OIG determines to proceed.
Board member and Chairman of the Audit Committee William J. Candee III, speaking on behalf of Forest’s entire Board of Directors stated, “It would be completely unwarranted to exclude a senior executive against whom there has never been any allegation of wrongdoing whatsoever. Mr. Solomon has always set a tone of the highest integrity from the top. At Mr. Solomon’s direction, the Company has significantly enhanced its sales force monitoring and compliance procedures. We believe the potential HHS-OIG action may well be beyond its legal authority.”
Continued Mr. Candee, “At no time during the government’s six year investigation of Forest was Mr. Solomon ever accused of any wrongdoing in connection with the matters settled in 2010. We are hopeful that HHS-OIG will decide that the facts and circumstances as to Mr. Solomon do not warrant an exercise of its exclusion authority.”
Herschel S. Weinstein, Vice President and General Counsel stated, “Numerous other major pharmaceutical companies have plead guilty to much more egregious offenses, and none of them has faced the exclusion of a senior executive who has not himself been convicted of a crime or pleaded guilty to a crime. We believe that HHS-OIG is contemplating using a statute that has never before been used under these circumstances and would be exceeding the bounds of its authority.”
Mr. Candee concluded, “Forest Laboratories is strong and performing well, with new product launches and a product pipeline that is among the finest in the industry, all developed under Mr. Solomon’s leadership. [sic]
On November 10, 2010, the Company announced a series of executive management promotions, including Elaine Hochberg, Executive Vice President and Chief Commercial Officer, Frank Perier, Jr., Executive Vice President Finance and Administration and Chief Financial Officer, Dr. Marco Taglietti, Senior Vice President Research and Development and President Forest Research Institute, and David Solomon, Senior Vice President Corporate Development and Strategic Planning, which were implemented to ensure a successful CEO succession planning process at the appropriate time. The Board continues to work on a succession plan consistent with the management reorganization announced last November. The Board is confident that Forest Labs has the right team, structure and plan in place to ensure a seamless transition to the next generation of leadership at the appropriate time and to maintain our momentum, pursue our stated strategies, and continue to deliver value for our shareholders should Mr. Solomon step aside temporarily pending the outcome of litigation.”
     45. Noting the lack of details forthcoming from the Company regarding the HHS-OIG’s action, shareholder activist and (through various related entities) controller of 6.9% of the Company’s common stock Icahn propounded a demand on the Board to inspect the Company’s records related to the HHS-OIG’s debarment threat. The Company initially stonewalled Icahn, refusing to provide him with any documents or information, thus causing Icahn to institute litigation against the Company to provide him with access to the relevant documents. Commenting on the opaque and inaccurate nature of the Company’s disclosures, Icahn observed that the disclosures made only three points clear:
First, the federal government brought criminal and civil charges against Forest Laboratories for claimed misconduct, which were settled in September 2010. Second, contrary to public statements made by the Company, that settlement did not resolve all outstanding issues and the federal government has now — for reasons not disclosed by the Company — demanded that Mr. Solomon step down or Forest Laboratories will be barred from doing business with the Government. Third, Mr. Solomon intends to fight the Government and the Company’s board of directors is so fully in the Solomon camp that within a day of receiving the HHS-OIG letter it publicly announced that it has ordered the Company to back him in his battle.
(emphasis in original.)
     46. For over three months, the Individual Defendants delayed making the HHS-OIG letter publicly available, and for good reason. The letter on its face demonstrates the falsity of the Individual Defendants’ April 13 subjective and self-serving description of the correspondence. As set forth in the letter, there were three possible bases for HHS-OIG’s proposed debarment of H. Solomon: (1) that he had actual knowledge of the misconduct that ultimately led to Forest Pharmaceuticals’ guilty plea in the Massachusetts District Court criminal proceedings; (2) that he had constructive knowledge (i.e., he should have known) of that misconduct; or (3) that he simply was an officer or managing employee of the entity. The express language of the letter explains:
This proposed exclusion is authorized under section 1128(b)(15) of the Act (42 U.S.C. 1320a-7(b)(15)) which allows for the exclusion of any individual who has a direct or indirect ownership or control interest in a sanctioned entity, and who knows or should know (as defined in section 1128A(i)(6) of the Act) of the action constituting the basis for the conviction or exclusion set forth in paragraph (b) of the Act; or is an officer or managing employee as defined in section 1126(b) of the Act, of such an entity.
     47. Contrary to the Individual Defendants’ suggestion, the correspondence did not state that HHS-OIG was pursuing the harsh sanction of exclusion merely because H. Solomon was unfortunate enough to hold the position of CEO and Chairman while his employees and subsidiaries carried on illegal conduct without his knowledge or participation. Indeed, the letter leaves open the possibility that HHS-OIG is seeking his debarment because he either knew or should have known of the illegal conduct. In light of the specific allegations at issue in the criminal proceedings against Forest Pharmaceuticals, it is more likely the case that HHS-OIG believes and intends to demonstrate that H. Solomon had actual or constructive knowledge of the illegal actions.
     48. Indeed, the Department of Justice complaint alleges a broad-based, nationwide campaign of off-label marketing intended to increase sales of Celexa and Lexapro for use in the treatment of adolescents. This marketing campaign included, among other things: (1) direct phone calls to thousands of pediatric health care providers and child psychiatrists, documented in “call notes” maintained at the Company, where Company employees promoted the use and benefits of Celexa and Lexapro for children; (2) employing numerous pediatric health care providers to give promotional programs on the benefits of the off-label pediatric use of Celexa and Lexapro; and (3) the payment of millions of dollars in illegal kick-backs to child psychologists and other pediatric health care providers intended to drive off-label prescriptions of the drugs. Considering the scale and cost of the off-label marketing campaign at issue in the criminal proceedings, as CEO and Chairman, H. Solomon certainly knew or should have known that these illegal actions were occurring.
     49. The Company has still not disclosed H. Solomon’s response to the HHS-OIG demand. That response would be quite telling as to whether the Individual Defendants truly believe that the HHS-OIG is targeting H. Solomon solely because of his title at the Company, or because of his actual and/or constructive knowledge of the wrongdoing.
     50. Nevertheless, despite the illegal conduct that helped drive the Company’s success in and around 2004, and the precipitous decline of the stock price in the following years, H. Solomon’s compensation has steadily increased. As Icahn noted in his action against the Company, the Company, acting at the direction of Defendants Goldwasser, Candee, Cohan, and Salans, has richly rewarded H. Solomon through ever increasing compensation from 2004 through 2011, despite the sharp declines in shareholder value:
Although the stockholders lost huge amounts of money, the [B]oard ensured that Mr. Solomon greatly prospered over the same period. According to Forest Laboratories’ disclosures, Mr. Solomon received almost $50 million in total compensation from 2004-2010. And that number is conservative... .
     51. While Icahn is correct in these assertions, he provides only part of a much larger story of the great lengths to which the Board’s Compensation Committee has gone to ensure that H. Solomon would continue to reap rewards regardless of the Company’s financial performance.

Indeed, over time, the Compensation Committee, which has not changed in composition since 2004, has blatantly manipulated the Company’s executive compensation policies to find ways of rewarding H. Solomon despite the Company’s poor financial performance by gradually moving from objective measures, such as year-over-year revenue and earnings growth, to more “subjective” measures of his performance.
     52. For example, in 2004, when the Company’s shares were trading at their highest price and the investment public was in a frenzy over the profits being generated through Forest Laboratories’ star drugs, the Compensation Committee based its compensation decisions for H. Solomon on short-term performance metrics such as year-over-year growth in net sales and earnings for the 2004 fiscal year, which ended March 31, 2004. As explained in the annual proxy statement issued on June 28, 2004
The Compensation Committee and the Board specifically noted the following achievements as being the key factors in determining executive compensation: the estimated 17% growth in net sales and 14% growth in earnings for the 2004 fiscal year, the expansion of the Company’s salesforce [sic], the new product and new indication launches and the continued progress of the Company’s scientific and research activities.
(emphasis added.)
     53. Similarly, the Compensation Committee’s discussion of H. Solomon’s compensation in 2005 also focused on objective year-over-year growth:
In December 2004, the Committee approved an approximately 2% salary increase for Mr. Solomon from $1,040,000 to $1,060,000, effective January 1, 2005. The Committee also awarded Mr. Solomon a $580,000 bonus payment for calendar year 2004. The Committee’s decision on Mr. Solomon’s annual incentive payment was based on our growth in net revenues and earnings for the 2005 fiscal year, as well as Mr. Solomon’s leadership in advancing our growth through new product development and the licensing of new products.

(emphasis added.)
     54. From fiscal year 2005 to fiscal year 2006, however, the Company experienced significant drops in net revenues and earnings per share. Indeed, net revenues dropped from $3.16 billion to $2.96 billion, while earnings per share fell from $2.25 to $2.08. These significant decreases, however, did not appear to impact the Compensation Committee’s decisions with regard to H. Solomon’s compensation. Notably absent from the Compensation Committee’s discussion of H. Solomon’s annual compensation for the 2006 fiscal year is any discussion of the Company’s declining revenues and earnings:
In December 2005, the Committee approved an approximately 2.83% salary increase for Mr. Solomon from $1,060,000 to $1,090,000, effective January 1, 2006. The Committee also awarded Mr. Solomon a $525,000 bonus payment for calendar year 2005, which reflected a decrease of $55,000 from the previous year’s bonus. The Committee’s decision on Mr. Solomon’s annual incentive payment was based on Mr. Solomon’s leadership in advancing our growth through new product development and the licensing of new products. With respect to long-term compensation, the Committee granted Mr. Solomon 200,000 stock options, the same number of options as were granted to him in each of the previous two years.
     55. Despite some increase in year-over-year net revenues between 2006 and 2007, earnings per share continued to plummet, falling from $2.08 to $1.41. Surprisingly, however, H. Solomon received the largest pay increase and bonus he had received in recent years. And while the Compensation Committee still purported to base its overall compensation decisions partly on “financial information, including changes in revenues and earnings per share,” it clearly overlooked the significant declines in earnings per share when setting H. Solomon’s compensation. With regard to H. Solomon’s compensation for fiscal year 2007, the Compensation Committee stated:

Chief Executive Officer. Following its discussion and analysis of the above factors, and specifically taking note of Mr. Solomon’s continued leadership and commitment to advancing our growth through the licensing of new products and entry into strategic alliances for the development of new products, the Compensation Committee approved the following compensation for Mr. Solomon, our CEO: an increase in salary of approximately 5.5% from $1,090,000 to $1,150,000 and a 2006 bonus of $600,000 which reflected an increase of $75,000 over the previous year. The Compensation Committee recognized that the bonus for the previous year had represented a $55,000 decrease from the previous year’s bonus. With respect to long term incentive compensation, the Committee granted Mr. Solomon 200,000 stock options.
     56. By the end of fiscal year 2009, the Compensation Committee appeared to have abandoned all objective measures of Company performance, explaining in the Company’s annual proxy that “reviews of executive performance should not be limited to objective criteria drawn from historical data which reflect only short-term achievements, but should include subjective criteria which focus on the executive’s contributions to the long-term performance of the Company.” (emphasis added.) This change in compensation policies, announced in the same year that year-over-year revenue growth was essentially flat and earnings per share dropped roughly 17% from $3.06 to $2.52, paved the way for H. Solomon’s most lucrative year of employment ever:
Chief Executive Officer. Following its discussion and analysis of the above factors, and specifically taking note of Mr. Solomon’s contribution toward achievement of the Company’s objectives relating to long-term growth strategies during the year, specifically including the augmentation of the Company’s pipeline of products, and the compensation paid to CEOs from the peer group, the Committee approved the following compensation for Mr. Solomon: an increase in base salary for calendar 2009 of approximately 6% to $1,270,000 and a 2008 cash bonus of $700,000, approximately 58% of his base salary. With respect to long-term incentive compensation, the Committee granted Mr. Solomon stock options covering 125,000 shares and stock awards covering 120,000 shares.

     57. Further, the 245,000 shares that the Compensation Committee awarded Solomon in stock and stock options in the 2009 fiscal year represents an increase from 185,000 shares he received in stock and stock option awards during the 2008 fiscal year.
     58. Further, from 2008 to 2010, while the Company’s earnings per share dropped 26% and net income decreased almost 30%, H. Solomon’s total annual compensation increased approximately 20% over the same three-year period. The Compensation Committee achieved this remarkable result by placing a heavier emphasis on stock options and stock awards, which have become an ever increasing part of H. Solomon’s compensation package since 2004. However, since the Company’s stock price declined roughly 20% over the same period, the Compensation Committee simply increased the number of stock options and stock awards it gave H. Solomon in each compensation cycle. Indeed, in 2010, H. Solomon received stock and stock options covering 265,000 shares, in comparison to 185,000 shares in 2008.
     59. Notably, throughout this entire period, the composition of the Compensation Committee never changed. Indeed, the four-member committee, chaired by Defendant Goldwasser, is dominated by three directors who, like H. Solomon, have served on the Company’s Board alongside H. Solomon since at least 1977. These same individuals have made H. Solomon’s 44 year-old son, David Solomon, the fifth highest paid employee at Forest Laboratories.
     60. There is no rational business reason for the Compensation Committee’s decisions with regard to H. Solomon’s undeserved and wasteful compensation. Indeed, Defendants Goldwasser, Cohan, Candee, and Salans have manipulated the Company’s compensation policies, moving to a “subjective” model that is admittedly divorced from “objective” measures of the Company’s performance, thus allowing the CEO’s long-time colleagues to continue to reward his clear mismanagement of the Company in recent years.
     61. These same individuals, along with the other Individual Defendants, now rush to the CEO’s defense when the HHS-OIG requires him to do what the Individual Defendants should have asked him to do many years ago — leave the company — wasting even more of the Company’s resources in the process. In addition to the legal costs and expenses the Company is now paying on H. Solomon’s behalf, the Board has gone even further, retaining former U.S. Senator John Breaux of the Breaux Lott Leadership Group, an affiliate of Patton Boggs LLP, to lobby Congress on H. Solomon’s behalf.
     62. As aptly stated by Icahn, there is only one explanation for the Individual Defendants’ stalwart and costly support for H. Solomon: “[T]here appears to have been a fundamental failure of board leadership and supervision as the directors have put their personal loyalty and friendship to Mr. Solomon above their fiduciary duties to Forest Laboratories and its stockholders.”
     63. Such individual private interests present the type of conflicts of interest expressly forbidden by Company’s Code of Business Ethics and Conduct. The Individual Defendants have breached their fiduciary duties to the Company and its shareholders by failing to recognize and curb their personal bias toward H. Solomon, and instead have done everything possible to favor H. Solomon’s interests over those of the Company and its stockholders.
     64. In an effort to entrench themselves on the Board and H. Solomon in the positions as CEO and Chairman, the Individual Defendants have further breached their fiduciary duties and have directly harmed Company shareholders through the improper measures they have taken in response Icahn’s attempt to install new directors on the Board.

     65. On July 18, 2011, Forest Laboratories filed with the SEC a Form DEFC14A (the “Annual Proxy”) setting the Company’s Annual Meeting for August 18, 2011 and soliciting stockholder votes at the Annual Meeting. The Annual Proxy, however, is replete with material omissions, misleading statements, and statements that differ from the Company’s prior SEC filings. These statements and omissions render the Annual Proxy materially misleading and deprive Forest Laboratories stockholders of the ability to cast a fully informed vote at the Annual Meeting.
     66. In the Annual Proxy, the Company nominates as directors ten individuals: defendants H. Solomon, Basgoz, Goldwasser, Goodman, Olanoff, Salans, and Zimetbaum; and non-defendants Christopher J. Coughlin, Gerald M. Lieberman, and Brenton L. Saunders (collectively, the “New Nominees”). According to the Annual Proxy, the Board decided to increase the size of the Board from nine to ten members and selected the three New Nominees following a purportedly “rigorous, comprehensive and thorough” evaluation of director candidates:
in connection with our process of identifying, recruiting and selecting the most qualified slate of nominees to be elected at the 2011 Annual Meeting, the Board increased its size to ten, effective at the 2011 Annual Meeting, so as to accommodate an additional director candidate. The ten nominees listed below include eight independent directors as defined in the NYSE rules and regulations, three of whom are our new independent director nominees, Christopher J. Coughlin, Gerald M. Lieberman and Brenton L. Saunders. In addition to these three new nominees, seven of our current directors are standing for re-election. Having engaged in a rigorous, comprehensive and thorough process to fashion the most qualified slate of directors to lead Forest into the future, we are confident we have assembled a team of director nominees that will best serve the interests of all of our stockholders.
     67. The Company also announced on July 18, 2011 that defendants and current Board members Candee and Cohan will not stand for re-election at the 2011 Annual Meeting.

     68. The Company’s assertions in the Annual Proxy that the Board was increased to ten members and that the New Nominees were selected following a “rigorous, comprehensive and thorough process” are materially misleading and conflict with the Company’s prior SEC filings. On June 21, 2011, the Company filed with the SEC a Form PREC14A (the “Preliminary Annual Proxy”). The Preliminary Annual Proxy nominated as directors the Company’s current nine directors and did not disclose that the Board was considering expanding its membership from nine directors to ten. Nor did the Preliminary Annual Proxy disclose that Candee and Cohan were retiring from the Board. Furthermore, the Preliminary Annual Proxy stated that “[e]ach of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was recommended by our Nominating and Governance Committee and approved by the Board.” Defendant Candee is currently Chairman of the Nominating and Governance Committee, and Defendant Cohan is currently a member of the Nominating and Governance Committee. Thus, as of June 21, 2011, Candee and Cohan recommended and approved themselves and the seven other incumbent directors to continue serving on the Board.
     69. On July 8, 2011, the Company filed with the SEC a Form PRER14A (the “Amended Preliminary Annual Proxy”). The Amended Preliminary Annual Proxy again nominated as directors the Company’s current nine directors and did not disclose that the Board was considering expanding its membership from nine directors to ten. Nor did the Amended Preliminary Annual Proxy disclose that Candee and Cohan were retiring from the Board, nor that the Board had undertaken a “rigorous, comprehensive and thorough” search to identify additional director candidates. Thus, as of July 8, 2011, Candee and Cohan still recommended and approved themselves and the seven other incumbent directors to continue serving on the Board, and Candee and Cohan intended to continue serving on the Board.

     70. As discussed herein, Icahn announced his competing slate of directors on June 13, 2011. According to the Annual Proxy, representatives of the Company and Icahn communicated on July 12, 2011, at which time the Company representatives told Icahn “of the possibility that the Company would be adding several new directors to the nominee slate, and that, in the context of a settlement to avoid the distraction of a proxy fight, the Company might be willing to offer the Icahn Group input with respect to one new nominee.” Icahn did not accept the proposal. Thus, the statement in the Annual Proxy that the New Nominees were selected following a “rigorous, comprehensive and thorough” search is materially misleading at best, and completely false at worst. The Annual Proxy does not disclose how, in the four days between the July 8, 2011 Amended Preliminary Annual Proxy — in which the nine incumbent directors, including Candee and Cohan, were nominated and the New Nominees were not even mentioned — and the July 12, 2011 conversation with Icahn, the Board conducted a “rigorous, comprehensive and thorough” search for additional directors. Nor does the Annual Proxy disclose when this purported search was conducted or why it was conducted. Along that line, on August 1, 2011, the Individual Defendants supplemented the Annual Proxy to disclose that “[e]ach new Forest candidate was nominated after an extensive identification and vetting process driven by our Nominating Committee, working in conjunction with Heidrick & Struggles, our external board search firm.” Tellingly, the Annual Proxy still fails to describe when the Nominating and Governance Committee began their “extensive identification and vetting process” or when it hired Heidrick & Struggles to help facilitate its search.
     71. It is self-evident that a last minute scramble to add nominees, even with the assistance of an outside board search firm, is anything but “rigorous, comprehensive and thorough.” Indeed, if the Board had in fact conducted a “rigorous, comprehensive and thorough process to fashion the most qualified slate of directors to lead Forest into the future,” then presumably the Board would have disclosed as much in both the Preliminary Annual Proxy and Amended Preliminary Annual Proxy, included the New Nominees in those proxies, and excluded Candee and Cohan as nominees in those proxies. Yet Candee and Cohan continued to be nominees as recently as the July 8, 2011 Amended Preliminary Annual Proxy, and the New Nominees did not appear until after the Board had attempted and failed to settle with Icahn. A reasonable stockholder would want to know whether, as it appears, the Board scrambled to dump Candee and Cohan and add the New Nominees after failing to placate Icahn, or whether, as the Board discloses, the jettisoning of Candee and Cohan and addition of the New Nominees was truly the result of a “rigorous, comprehensive and thorough process.”
     72. Moreover, the Annual Proxy does not identify when, why, and how the Board determined to expand the number of directors from nine to ten. As of July 8, 2011, the Company nominated the nine incumbent directors to serve on the Board for the upcoming year. According to Article II, Section 1 of the Company’s Amended and Restated Bylaws (as of March 2, 2009, the “Bylaws”), “The affairs of this Corporation shall be managed by a board of three to eleven directors, as such number shall be fixed by resolution of the majority of the Board of Directors, who need not be stockholders of the Corporation and at least one of such directors shall be a citizen of the United States.” Thus, a resolution signed by a majority of the Board was required in order to increase the number of directors from nine to ten. The Annual Proxy states only that “in connection with our process of identifying, recruiting and selecting the most qualified slate of nominees to be elected at the 2011 Annual Meeting, the Board increased its size to ten.” The Annual Proxy is silent as to when this decision was made, whether it was a unanimous decision by the Board, whether the decision was made pursuant to a Board resolution in accordance with the Company’s Bylaws, and which directors (if any) signed any such resolution. In light of the Company’s ongoing proxy battle with Icahn, in which Board members’ positions as directors of the Company are at stake, a reasonable stockholder would want to know when the Board decided to expand its membership. According to the Company’s various (conflicting) proxy statements, this determination was made at some point between July 8 and July 12, 2011, but it is impossible to tell from the Company’s public statements whether this is in fact true. Moreover, a reasonable stockholder would want to know which members of the Board determined to expand the Board, whether the Board complied with the Company’s Bylaws in expanding the Board, and precisely why and how the Board determined to expand its size.
     73. The Annual Proxy also misleads stockholders as to the nature of the Company’s communications with Icahn concerning his proxy contest. In a July 19, 2011 conference call, Francis I. Perier (“Perier”), Chief Financial Officer of Forest Laboratories, stated that the Company has “had two meetings with [Icahn].” The Annual Proxy discloses that one meeting took place on June 14, 2011. The Annual Proxy further states that on July 12, 2011, representatives of the Company “contacted” Icahn and notified him that the Company would be adding several new nominees to its director nominee slate. The Annual Proxy makes no mention of a second meeting between Forest Laboratories and Icahn. Moreover, the Annual Proxy states only that “representatives of the Company” met with Icahn representatives on June 14, 2011, and that “representatives of the Company” contacted Icahn on July 12, 2011. The Annual Proxy does not disclose the identities of these “representatives of the Company.” In light of the Company’s ongoing proxy battle with Icahn, and the Board’s determination to expand the Board and nominate the New Nominees, a reasonable stockholder would want to know whether the meeting and “contact” described in the Annual Proxy are the same as the two meetings identified by Perier, and which “representatives of the Company” spoke with Icahn and attempted to negotiate a settlement of his proxy contest.
     74. In addition to the above, the Annual Proxy and the Company’s other SEC filings affirmatively misrepresent and omit material information about the very directors the Board is nominating, particularly H. Solomon. In a July 28, 2011 Investor Presentation incorporated into the Annual Proxy, the Individual Defendants assert that the “Forest BOD has appropriately increased and decreased compensation for CEO [H. Solomon] in line with operating performance of Company. FY 09-11 increase in revenue of 14.1%, EPS of 42.5% and share price of 47.1.” These representations are either false or misleading. As discussed above, beginning in the Company’s 2006 fiscal year, the Compensation Committee of the Board began placing less and less importance on the “operating performance of the Company” when setting H. Solomon’s compensation. Indeed, every annual proxy filing since fiscal year 2009, including the Annual Proxy, expressly disclaims: “reviews of executive performance should not be limited to objective criteria drawn from historical data which reflect only short-term achievements, but should include subjective criteria which focus on the executive’s contributions to the long-term performance of the Company.” (emphasis added.) Nevertheless, the Individual Defendants now attempt to mislead shareholders into believing that operating metrics like revenue, earnings per share, and share price drive their decisions with regard to H. Solomon’s compensation, pointing to increases in these operational metrics over the three-year period from fiscal year 2009 through fiscal year 2011. In the three year period from fiscal year 2008 to fiscal year 2010, however, the Company’s earnings per share dropped 26%, net income decreased almost 30%, and share price declined roughly 20%, yet H. Solomon’s total annual compensation increased approximately 20% over that three-year period.

     75. Further, on the same slide of the July 28 Investor Presentation, the Individual Defendants present a misleading chart which suggests that the Board decreased H. Solomon’s compensation from the fiscal year ended March 31, 2006 to the fiscal year ended March 31, 2007 from $6.7 million to $5.4 million. While it is true that H. Solomon’s ultimate compensation decreased, that decrease resulted from the decreased value of H. Solomon’s seemingly standard grant of 200,000 stock option awards. Indeed, according to the Company’s annual proxy for the year ended March 31, 2007, “the Compensation Committee approved the following compensation for Mr. Solomon, our CEO: an increase in salary of approximately 5.5% from $1,090,000 to $1,150,000 and a 2006 bonus of $600,000 which reflected an increase of $75,000 over the previous year.” (emphasis added).
     76. Lastly, the July 28 Investor Presentation suggests that the full Board collectively determines H. Solomon’s compensation. However, under the express terms of the Compensation Committee Charter, the Committee has the authority to determine and approve H. Solomon’s compensation independently of the full Board. The Compensation Committee, chaired by Defendant Goldwasser, is dominated by directors who have served with H. Solomon for over 30 years. As set out above, the Company’s annual proxy submissions are replete with admissions demonstrating that these long-time friends and colleagues of H. Solomon “approve” his compensation without any input from other Board members.
     77. These misrepresentations are particularly egregious considering that at the Annual Meeting shareholders must not only vote on the re-election of H. Solomon and Goldwasser to the Board, but also must make an advisory vote on the appropriateness of the Company’s executive compensation. These misrepresentations are material to both issues.

     78. In further regard to the material misrepresentations and omissions concerning H. Solomon, the Annual Proxy states that H. Solomon received as part of his 2010 compensation “$316,638 of medical expenses.” This is an increase of $260,067 over $56,571 in medical expenses paid in 2009. The Annual Proxy does not disclose why H. Solomon, who is 83 years old, required such expenses. The Annual Proxy states that the Board believes that “Mr. Solomon’s experience as a senior executive and leader in our industry, his in-depth knowledge of our Company and its day-to-day operations and his strong record and strategic vision for the Company qualify him to serve on our Board.” Indeed, the Board, as discussed herein, is currently fighting tooth and nail to ensure that H. Solomon is not removed from his position at the helm of the Company by the HHS-OIG. In determining whether to vote for or against H. Solomon as a director of the Company, a reasonable stockholder would want to know why the 83-year-old figurehead of the Company required such an enormous amount of medical expenses in 2010.
     79. In addition, the Annual Proxy does not disclose sufficient information concerning HHS-OIG’s action against H. Solomon and provides no details concerning Solomon’s actual response to the HHS-OIG’s demand. As explained above, that response would disclose whether he is truly being threatened with debarment simply by virtue of his title, or if he is vigorously defending allegations of actual and/or constructive knowledge of the illegal conduct that led to the $313 million government sanction. A reasonable shareholder would want to know, for example, whether H. Solomon contends that his exclusion is inappropriate because he never took the time to learn how his Company’s subsidiaries use their marketing budgets, or whether he is defending himself by claiming ignorance to all of the Company’s sales practices, policies, and procedures. In other words, absent the disclosure of his specific response to the HHS-OIG demand, it is impossible for shareholders to evaluate the merits of his defense and, hence, his qualifications to stand for re-election.
     80. More importantly, on the information currently disclosed by the Company, it is impossible for shareholders to verify the Individual Defendants’ assertions in the August 1, 2011 supplement to the Annual Proxy, that the HHS-OIG’s action is “simply based on Mr. Solomon’s role as CEO of Forest.” The actual HHS-OIG letter does not state that this is the only reason for H. Solomon’s potential debarment, suggesting instead that his actual or constructive knowledge of the Company’s illegal conduct may be a factor in its decision to exclude him. To the extent that the HHS-OIG action is based in whole or in part on H. Solomon’s constructive or actual knowledge of the illegal conduct that led to Forest Pharmaceuticals’ guilty plea, then the Individual Defendants’ August 1, 2011 assertion is false. Similarly, the Individual Defendants’ supplementation of the Annual Proxy with two letters submitted to the HHS-OIG on H. Solomon’s behalf — (1) a June 23, 2011 letter from Lisa Rickard, President of the U.S. Chamber Institute for Legal Reform, to Daniel Levinson, the Inspector General of HHS; and (2) a June 15, 2011 letter from John J. Castellani, President and CEO of Pharmaceutical Research and Manufacturers of America, to Daniel Levinson — affirmatively misleads shareholders. Both letters, written before the Company’s disclosure of the actual HHS-OIG correspondence, assume that the HHS-OIG action is not premised on a belief or allegation that H. Solomon knew or should have known about the illegal activities taking place at the Company. The July 28, 2011 Investor Presentation incorporated into the Annual Proxy would also prove misleading since it states that the HHS-OIG has not made any “allegation” that H. Solomon was “aware of” the illegal conduct. Absent additional information concerning the Company and H. Solomon’s dealings with the HHS-OIG, it is impossible to verify the truth of these assertions, which are directly contradictory to the express language of the HHS-OIG April 8 correspondence. At a minimum, the Annual Proxy Statement omits information a reasonable shareholder would want to know concerning when and how HHS-OIG clarified its position on the matter to H. Solomon and/or the Company.
     81. The Annual Proxy, as supplemented, does suggest that the Board has developed a “contingency plan” to assure that H. Solomon’s dispute “will have no impact on the Company’s ability to do business with the federal government.” Similarly, in the August 1, 2011 supplement to the Annual Proxy, the Individual Defendants assert that they “will take the appropriate steps to ensure that the Company is not precluded from doing business with the Federal government.” The Annual Proxy, however, does not disclose what “contingency plan” has been developed and further fails to describe the steps the Board will take to ensure that it will not be excluded from participation in government funded programs. Similarly, the Annual Proxy does not disclose what impact these actions will have on shareholder value or the Company’s bottom line. Considering that the incumbent nominees have directed the Company to expend significant sums of money in defending Solomon against the HHS-OIG action, the quality of the Board’s “contingency plan” and anticipated next steps in the event these expenditures prove fruitless is a clear indication of their qualifications to continue to sit on the Board and, thus, is material information to which shareholders are entitled. By omitting this material information, the Annual Proxy is at best incomplete, and may be false and misleading if the undisclosed “contingency plan” and next steps are poorly designed.
     82. Furthermore, defendant Olanoff is being nominated as a director of the Company in the Annual Proxy. Olanoff was the Company’s COO from 2006 until December 31, 2010. The Company eliminated the position of COO after Olanoff retired. The Company’s SEC filings do not disclose why Olanoff retired, nor whether his retirement was in any way related to an investigation by HHS-OIG. A reasonable stockholder would want to know why Olanoff retired from his position as COO, and why the Company has not appointed a replacement COO, when considering whether to vote for Olanoff as a director.
DERIVATIVE AND DEMAND EXCUSED ALLEGATIONS
     83. Plaintiff brings certain claims in this action derivatively in the right, and for the benefit, of the Company to redress the Individual Defendants’ breaches of fiduciary duties, waste of corporate assets, unjust enrichment, and other violations of the law.
     84. Plaintiff is a shareholder of Forest Laboratories, was a shareholder of Forest Laboratories at the time of the wrongdoing alleged herein, and has been a shareholder of Forest Laboratories continuously since that time.
     85. Plaintiff will adequately and fairly represent the interests of the Company and its shareholders in enforcing and prosecuting its rights.
     86. Plaintiff has not made any demand on the Board to institute this action against the Individual Defendants. Such demand would be a futile and useless act because the Board is incapable of making an independent and disinterested decision to institute and vigorously prosecute this action.
     87. As of the date of the filing of this action, the Board consists of Defendants H. Solomon, Candee, Cohan, Goldwasser, Salans, Olanoff, Goodman, Basgoz, and Zimetbaum.
     88. None of these individuals can independently and disinterestedly consider a demand to institute this litigation. As explained in the Company’s April 13, 2011 press release, issued only one day following its receipt of the HHS-OIG letter, the “entire” Board has concluded that it is in the Company’s best interest to fund H. Solomon’s continued opposition to, and action to enjoin, the HHS-OIG debarment proceedings, going as far as lobbying Congress for relief. This expenditure of Company resources constitutes an exchange so one-sided that no business person of ordinary, sound judgment could conclude that the Company has received adequate consideration for it. This is especially true in light of H. Solomon’s mismanagement of the Company. Indeed, the Company recently agreed to pay $313 million to settle civil and criminal actions concerning unlawful distribution and marketing practices for which HHS-OIG now seeks to hold H. Solomon personally accountable. It defies all standards of reasonableness and prudence for the Board to continue to waste corporate assets to prevent H. Solomon’s departure from the Company. Accordingly, the Individual Defendants’ actions receive no protection under the business judgment rule.
     89. Defendant H. Solomon cannot disinterestedly and independently consider a demand to institute this litigation, as he is substantially likely to be held liable for the wrongdoing alleged herein and is directly interested in the excessive and wasteful compensation he has received, as alleged herein. Defendant H. Solomon has thoroughly mismanaged the Company and has taken further actions to entrench himself as CEO and Chairman of the Board. Refusing to step aside at the demand of the HHS-OIG, H. Solomon has caused the Company to expend significant resources to maintain his position as CEO and Chairman. H. Solomon cannot disinterestedly and independently consider a demand to institute litigation against the other Individual Defendants, who have irrationally supported him at all costs and wasted corporate assets by agreeing to commit Company resources to defend and enjoin the HHS-OIG proceedings. H. Solomon also cannot disinterestedly and independently consider a demand to institute litigation against Defendants Candee, Cohan, Goldwasser, and Salans, the members of the Board’s Compensation Committee, who have intentionally manipulated and misrepresented aspects of the Company’s compensation philosophy and practices to continuously increase H. Solomon’s annual compensation despite the harms his mismanagement has caused the Company. H. Solomon received over $8.8 million, $8.2 million, and $6.5 million in annual compensation in fiscal years 2011, 2010, and 2009, respectively, most of which was undeserved in light of his failure to meet objective measures of successful Company management. H. Solomon also cannot disinterestedly and independently consider a demand to institute litigation against the Individual Defendants, as his son, David Solomon, who currently serves as Senior Vice President Corporate Development and Strategic Planning and receives annual compensation of more than $2.6 million, has been expressly identified as a potential successor to lead the Company. Further, as a named executive officer, David Solomon’s compensation is set by Defendants Candee, Cohan, Goldwasser, and Salans, who have the authority and responsibility as Compensation Committee members to “oversee the evaluation of the executive management of the Company.” H. Solomon thus cannot disinterestedly and independently consider a demand that would place his son’s future employment and compensation at risk.
     90. Defendants Candee and Cohan cannot disinterestedly and independently consider a demand to institute this litigation because they are substantially likely to be held liable for the wrongdoing described herein. Candee and Cohan failed to adhere to their responsibilities as members of the Nominating and Governance Committee by deliberately taking action to entrench the other Individual Defendants in their positions as directors and officers of the Company, then deliberately misrepresenting the thoroughness of their efforts to identify potential candidates for Board positions. Candee and Cohan also have breached their fiduciary duties by allowing their personal loyalty to H. Solomon — a loyalty formed through over 30 years of working together on the Board — to affect their judgment at the Company’s expense. Candee and

Cohan have both served on the Compensation Committee for many years. As such, they are responsible for approving H. Solomon’s excessive and wasteful compensation, turning a blind eye to the effects of H. Solomon’s mismanagement on the Company’s financial health and wellbeing. Candee and Cohan likewise have manipulated and misrepresented the Company’s compensation philosophy so that the Board could continue to reward H. Solomon’s poor performance with increasing annual compensation. Candee and Cohan also voluntarily rescinded their intended bids for re-election to the Board to help ensure that H. Solomon would retain his position as CEO and Chairman. Accordingly, Candee and Cohan cannot disinterestedly and independently consider a demand to institute this action.
     91. Defendant Goldwasser cannot disinterestedly and independently consider a demand to institute this litigation because he is substantially likely to be held liable for the wrongdoing described herein. Serving as the Chairman of the committee that increased H. Solomon’s compensation in years where the Company’s financial performance objectively declined, Goldwasser’s actions were in clear breach of his fiduciary obligations. Goldwasser compounded these breaches by misrepresenting and manipulating the Company’s compensation policies to provide H. Solomon with excessive compensation at the Company’s expense. The lack of any rational explanation for the compensation decisions in which he participated further demonstrates a personal bias toward his long-time colleague H. Solomon that precludes him from disinterestedly and independently considering a demand to institute this action. Goldwasser further failed to adhere to his responsibilities as a member of the Nominating and Governance Committee, materially misleading the stockholders in an effort to entrench himself on the Board and H. Solomon in Company management. Clearly, Goldwasser’s long-term personal relationship with H. Solomon has clouded his judgment in direct violation of the

Company’s Corporate Governance Guidelines, which expressly forbid directors from acting under such conflicts of interest. Accordingly, Goldwasser cannot independently and disinterestedly consider a demand to institute suit against H. Solomon.
     92. Defendant Salans cannot disinterestedly and independently consider a demand to institute this litigation because he is substantially likely to be held liable for the wrongdoing described herein. Although Salans has the shortest tenure of any of the directors who sit on the Board’s Compensation Committee and Nominating and Governance Committee, his judgment would be just as conflicted as Candee’s, Cohan’s, and Salans’ judgment if asked to independently and disinterestedly consider a litigation demand. As a member of the Compensation Committee, Salans participated in each compensation decision complained of herein, including the decision to manipulate and misrepresent the Company’s compensation policies for H. Solomon’s benefit. As a member of the Nominating and Governance Committee, he is especially responsible for the illegal defensive actions the Individual Defendants have taken to entrench themselves on the Board and H. Solomon in management. It follows that he cannot disinterestedly and independently consider a demand to institute this litigation.
     93. Defendants Goodman and Olanoff cannot disinterestedly and independently consider a demand to institute this litigation because they are substantially likely to be held liable for the wrongdoing described herein. Both have deliberately taken action to entrench themselves on the Board, knowingly allowing shareholders to be misled with regard to the Board’s true reasons for increasing its size. Similarly, both are former executive officers of the Company, such that each benefited from the improper compensation policies and practices put in place by Cohan, Goldwasser, Salans, and Candee. Indeed, neither has any incentive to disinterestedly and independently consider a litigation demand that would cast aspersions upon the practices and directors that rewarded them so handsomely. For example, in each of his last three years of employment as the Company’s President and COO, Goodman received over $1 million in annual salary and bonus, plus an additional $125,000 in stock awards and stock options. Olanoff presently works as a consultant to the Company, having earned nearly $66,000 through the first three months of his contract in 2011. Thus, Olanoff’s compensation is still subject to the whims of Cohan, Goldwasser, Salans, and Candee, as Board and Compensation Committee members; and his employment is now even more subject to the whims of Chairman and CEO H. Solomon. Accordingly, neither Olanoff nor Goodman can disinterestedly consider a demand.
     94. Defendants Basgoz and Zimetbaum cannot disinterestedly and independently consider a demand to institute this litigation because each is substantially likely to be held liable for the wrongdoing described herein. Each breached his fiduciary duties by deliberately taking action to entrench themselves and the other Individual Defendants in their positions as directors and officers of the Company.
COUNT I
Derivative Claim Against the Individual Defendants for Breach of Fiduciary Duties
of Loyalty and Good Faith
     95. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     96. Plaintiff brings this Count I derivatively on behalf of the Company.
     97. As alleged in detail herein, each of the Individual Defendants had a fiduciary duty to, among other things, act in furtherance of the best interests of the Company and its shareholders so as to benefit all shareholders equally and not in furtherance of their personal interest or benefit.

     98. H. Solomon breached his fiduciary duty of loyalty and good faith by taking actions that have harmed the Company to maintain his positions as CEO and Chairman of the Board, despite the HHS-OIG’s demand that he resign from those positions.
     99. The Individual Defendants breached their fiduciary duties of loyalty and good faith by allowing their personal loyalty to Defendant H. Solomon to dictate their response to the HHS-OIG debarment proceedings, rather than acting in the Company’s best interest and removing H. Solomon.
     100. As a direct and proximate result of the Individual Defendants’ foregoing breaches of fiduciary duties, the Company has sustained substantial damages, as alleged herein.
COUNT II
Derivative Claim against the Individual Defendants for Waste of Corporate Assets
     101. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     102. Plaintiff brings this Count II derivatively on behalf of the Company.
     103. The Individual Defendants’ commitment of Company resources and assets to defend, enjoin, and lobby Congress against the HHS-OIG’s debarment proceedings constitutes an exchange of corporate assets for consideration so disproportionately small as to lie beyond the range at which any reasonable person might be willing to trade or conduct a business transaction.
     104. By approving this course of action, the Individual Defendants wasted the Company’s assets.
     105. As a direct and proximate result of the Individual Defendants’ waste of corporate assets, the Company has sustained substantial damages, including the costs and expenses related to the debarment proceedings and the proxy battle with Icahn that would not have occurred but for the Individual Defendants’ decision to support H. Solomon in contesting the HHS-OIG debarment proceedings.
COUNT III
Derivative Claim against the Individual Defendants for Breach of Fiduciary Duty
(Entrenchment)
     106. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     107. Plaintiff brings this Count III derivatively on behalf of the Company.
     108. As alleged in detail herein, the Individual Defendants took deliberate actions at the Company’s expense to prevent Icahn from successfully installing directors that would serve as more faithful fiduciaries to the Company and its shareholders. By increasing the size of the Board from nine directors to ten and scrambling to find three additional directors to nominate to the Board, the Individual Defendants have taken actions which, if successful, would have the effect of entrenching most of the Individual Defendants, thus maintaining their control over the Board.
     109. These actions constitute a breach of the Individual Defendants’ fiduciary duty of loyalty and good faith and have harmed the Company, as alleged herein.
COUNT IV
Derivative Claim against Defendants Candee, Cohan, Goldwasser, and Salans
(Excessive Compensation)
     110. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     111. Plaintiff brings this Count IV derivatively on behalf of the Company.
     112. As alleged in detail herein, Defendants Candee, Cohan, Goldwasser, and Salans breached their fiduciary duties as members of the Compensation Committee by deliberately manipulating and misrepresenting the Company’s Compensation policies to unjustly reward Defendant H. Solomon for his mismanagement of the Company.
     113. These actions constitute a breach of Defendants Candee, Cohan, Goldwasser, and Salans’ fiduciary duties and have harmed the Company in the form of excessive and unwarranted compensation paid to H. Solomon, as alleged herein.
COUNT V
Derivative Claim against Defendant H. Solomon for Unjust Enrichment
     114. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     115. Plaintiff brings this Count V derivatively on behalf of the Company.
     116. Defendant H. Solomon was unjustly enriched by his receipt of excessive compensation to which he was not entitled, as alleged herein, and it would be unconscionable to allow him to retain his ill-gotten gains.
     117. To remedy Defendant H. Solomon’s unjust enrichment, the Court should order him to disgorge to the Company all excessive compensation to which he was not entitled.
COUNT VI
Direct Claim against the Individual Defendants for False and Misleading Representations
     118. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     119. Plaintiff brings this Count VI directly on behalf of itself and the Class.
     120. As alleged in detail herein, the Individual Defendants have caused the Company to file false and misleading proxy statements which contain affirmative misrepresentations and omissions of material facts that will prevent Plaintiff and the Class from making adequately informed votes at the Annual Meeting.

     121. The Individual Defendants must be enjoined from conducting the Annual Meeting until they issue new proxy materials that correct such misrepresentations and omissions and otherwise contain complete, truthful, and accurate disclosures of all material information.
PRAYER FOR RELIEF
     WHEREFORE, Plaintiff demands judgment as follows:
(a)	Awarding the Company the amount of damages it sustained as a result of the Individual Defendants’ breaches of fiduciary duties and waste of corporate assets;

(b)	Ordering Defendant H. Solomon to disgorge to the Company any and all of the excessive compensation payments he received;

(c)	Enjoining the Annual Meeting and causing the Individual Defendants to issue complete, accurate, and truthful proxy disclosures prior to any shareholder vote;

(d)	Ordering appropriate equitable relief to remedy the misconduct alleged herein;

(e)	Awarding to Plaintiffs the costs and disbursements of this Action, including reasonable attorneys’ fees, accountants’ and experts’ fees, costs and expenses; and

(f)	Granting such other and further relief as the Court deems just and proper.

JURY TRIAL DEMANDED
Plaintiffs hereby request a trial by jury.

Dated: New York, New York August 03, 2011	Respectfully Submitted, THE SHAPIRO FIRM, LLP
	By:	/s/ Robert J. Shapiro
Robert J. Shapiro, Esq.
500 Fifth Avenue, 14th Floor New York, NY 10110 Telephone: (212) 391-6464

KESSLER TOPAZ MELTZER & CHECK, LLP Eric L. Zagar, Esq. Robin Winchester, Esq. Justin O. Reliford, Esq. 280 King of Prussia Road Radnor, PA 19087 Telephone: (610) 667-7706 Counsel for Plaintiff

VERIFICATION
     I, John M. Hawley, Jr., hereby verify and say that I have authorized the filing of the attached Verified Shareholder Class and Derivative Complaint, that I have reviewed the Verified Shareholder Class and Derivative Complaint, and that the facts therein are true and correct to the best of my knowledge, information, and belief. I declare under penalty of perjury that the foregoing is true and correct.

/s/ John M. Hawley, Jr.
John M. Hawley, Jr., Trustee
John Hawley Trust

State of Texas	)
) ss.
County of Wichita	)
SWORN TO AND SUBSCRIBED before me, a Notary Public in the State and County aforesaid, this 2nd day of August, 2011.

/s/ Janice E. Goins
Notary Public
My Commission Expires: 10-23-13

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK

JOHN HAWLEY TRUST, by JOHN HAWLEY, Trustee, OBO itself and Derivatively OBO Nominal Defendant Forest Laboratories, Inc. Plaintiff/Petitioner,

Index No. 652154/11
- against -

Howard Solomon, et al., and Forest Laboratories, Nominal Defendant,
Defendant/Respondent.

NOTICE OF COMMENCEMENT OF ACTION
SUBJECT TO MANDATORY ELECTRONIC FILING
     PLEASE TAKE NOTICE that the matter captioned above, which has been commenced by filing of the accompanying documents with the County Clerk, is subject to mandatory electronic filing pursuant to Section 202.5-bb of the Uniform Rules for the Trial Courts. This notice is being served as required by Subdivision (b) (3) of that Section.
     The New York State Courts Electronic Filing System (“NYSCEF”) is designed for the electronic filing of documents with the County Clerk and the court and for the electronic service of those documents, court documents, and court notices upon counsel and self-represented parties. Counsel and/or parties who do not notify the court of a claimed exemption (see below) as required by Section 202.5-bb(e) must immediately record their representation within the e-filed matter on the Consent page in NYSCEF. Failure to do so may result in an inability to receive electronic notice of document filings.
     Exemptions from mandatory e-filing are limited to: 1) attorneys who certify in good faith that they lack the computer equipment and (along with all employees) the requisite knowledge to comply; and 2) self-represented parties who choose not to participate in e-filing. For additional information about electronic filing, including access to Section 202.5-bb, consult the NYSCEF website at www.nycourts.gov/efile or contact the NYSCEF Resource Center at 646-386-3033 or efile@courts.state.ny.us.
Dated: 08/03/11

/s/ Robert J. Shapiro	(Signature)	500 Fifth Avenue, 14th Floor	(Address)
Robert J. Shapiro, Esq.	(Name)	New York, New York 10110
The Shapiro Firm, LLP	(Firm Name)	212-391-6464	(Phone)
		rshapiro@theshapirofirm.com	(E-Mail)

To:	Forest Laboratories, Inc., Nominal Defendant, Individual Defendants, and eventual Counsel

NYSCEF — New York County Supreme Court Confirmation Notice

If submitting a working copy of this filing to the court, you must include as a cover page firmly fastened thereto a copy of this Confirmation Notice.
John Hawley Trust et al — v. — Howard Solomon et al
Index Number NOT assigned
Documents Received

Doc #	Document Type	Motion #	Date Received
1	SUMMONS + COMPLAINT		08/03/2011 10:16 AM
1-1	SUMMONS + COMPLAINT (FEE PREVIOUSLY PAID)		08/03/2011 10:16 AM
Filing User

Name:	ROBERT J SHAPIRO
Phone #:	212-391-6464	E-mail Address:	rshapiro@theshapirofirm.com
Fax#:	212-719-1616	Work Address:	500 Fifth Avenue
14th Floor
New York, NY 10110
E-mail Notifications
An e-mail notification regarding this filing has been sent to the following address(es) on 08/03/2011 10:16 AM:
SHAPIRO, ROBERT J — rshapiro@theshapirofirm.com

E-mail: EFile@nycourts.gov	Phone: (646) 386-3033	Fax: (212) 401-9146	website: www.nycourts.gov/efile